Exhibit 23.4

CONSENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-4 of Wells Fargo & Company of our reports, dated February 20, 2007, relating to our audits of the consolidated financial statements and internal control over financial reporting which appear in the Annual Report on Form 10-K of Placer Sierra Bancshares for the year ended December 31, 2006 filed on March 6, 2007, which is incorporated by reference herein, and to the reference to our firm under the heading “Experts” in the proxy statement-prospectus included in the Registration Statement.

/s/ Perry-Smith LLP

Sacramento, California
April 13, 2007